FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact
Warren Edwards	Lesley Pool
Executive Vice President/	Senior Vice President/
Chief Financial Officer	Chief Marketing Officer
Affiliated Computer Services, Inc.	Affiliated Computer Services, Inc.
214-841-8082	214-841-8028
warren.edwards@acs-inc.com	lesley.pool@acs-inc.com
ACS Announces Final Results of
“Dutch Auction” Tender Offer
DALLAS, TEXAS: March 23, 2006 — Affiliated Computer Services, Inc. (NYSE: ACS), a premier provider of business process outsourcing and information technology solutions, announced today the final results of its “Dutch Auction” tender offer, which expired at 5:00 p.m., New York City time, on March 17, 2006.
Based on the final tabulation by the depositary for the tender offer, 7,365,110 Class A common shares were properly tendered and not withdrawn at a price at or below $63.00 per share. Because shareholders tendered less than 55,500,000 shares, there was no proration of tendered shares. As a result, ACS has accepted for purchase and will promptly pay approximately $464 million for all 7,365,110 shares at a purchase price of $63.00 per share. Any shares that were not properly tendered will be returned promptly to the tendering shareholders.
The shares purchased represent approximately 6% of the Company’s Class A common shares outstanding as of February 25, 2006.
ACS, a global FORTUNE 500 company with more than 55,000 people supporting client operations reaching nearly 100 countries, provides business process outsourcing and information technology solutions to world-class commercial and government clients. The Company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.